The Board of Directors and Stockholders
GSE Systems, Inc.:

We consent to the inclusion in the registration statement on Form S-1 of GSE Systems, Inc. and subsidiaries of our report dated March 30, 2001, with respect to the consolidated balance sheet as of December 31, 2000 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the year then ended included in the December 31, 2000 Annual Report on Form 10-K. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.
KPMG LLP



Baltimore, Maryland
October 24, 2001